Advaxis signs exclusive licensing agreement for development and commercialization of adxs-hpv in asia

License funded by one of the largest Taiwanese pharmaceutical companies

Princeton, NJ – December 9, 2013 – Advaxis, Inc., (NASDAQ: ADXS), a leader in developing the next generation of cancer immunotherapies, announced that it has entered into an exclusive licensing agreement for the development and commercialization of ADXS-HPV with Global BioPharma, Inc. (GBP), a Taiwanese based biotech company funded by a group of investors led by Taiwan Biotech Co., Ltd (TBC). TBC is one of the top five pharmaceutical companies in Taiwan and formed GBP solely to focus on the development and commercialization of ADXS-HPV for the treatment of human papillomavirus (HPV)-associated diseases. The GBP territory covers over 4 billion people with over 200,000 annual diagnoses of cervical cancer, accounting for roughly 40% of the world’s cases, according to WHO statistics.

GBP plans to conduct registration trials with ADXS-HPV for the treatment of advanced cervical cancer and will explore the use of Advaxis’ lead product candidate in several other indications including lung, head and neck, and anal cancer.

GBP will pay Advaxis event-based financial milestones, an annual development fee, and annual net sales royalty payments in the high single to double digits. In addition, as an upfront payment, GBP will make an investment in Advaxis by purchasing from the Company shares of its common stock at market price. GBP will also have an option to purchase additional shares of Advaxis stock from the Company at a 150% premium to the stock price on the effective date of the agreement.

GBP will be responsible for all clinical development and commercialization costs in the GBP territory. In collaboration with Advaxis, GBP will also identify and pay the clinical trial costs for up to 150 patients with cervical cancer for enrollment in Advaxis’ U.S. and GBP’s Asia registrational programs for cervical cancer. GBP is committed to establishing manufacturing capabilities for its own territory and to serving as a secondary manufacturing source for Advaxis in the future. Under the terms of the agreement, Advaxis will exclusively license the rights to ADXS-HPV to GBP for the Asia, Africa, and former USSR territory, exclusive of India and certain other countries, for all HPV-associated indications. Advaxis will retain exclusive rights to ADXS-HPV for the rest of the world.

“The ADXS-HPV technology platform is groundbreaking,” commented George Ko, Chairman of Taiwan Biotech Co. and Global BioPharma. “We are looking forward to working with Advaxis which we believe is a company at the forefront of cancer immunotherapy research with the ability to treat patients with few options in countries where treatments are needed most.”

“This agreement is the first to be executed as part of Advaxis’ global commercialization strategy to enter into regional licensing deals with other market dominant biopharmaceutical companies in territories where there is a high prevalence of HPV-associated cancers,” commented Daniel J. O’Connor, President and CEO of Advaxis. “Funded by one of the largest Taiwanese pharmaceutical companies, this deal further validates Advaxis’ proprietary immunotherapy technology. It is impressive that a new company has been exclusively formed and funded by a team of seasoned biopharmaceutical professionals to develop and commercialize ADXS-HPV in Asia and other important markets. The GBP management team has extensive experience in research, clinical trials, CMC, manufacturing, and business development, and has set an aggressive strategy to conduct clinical trials and pursue commercialization for ADXS-HPV in its territory.”

About Taiwan Biotech Co., Ltd. and Global BioPharma, Inc.

Taiwan Biotech Co., Ltd. (TBC) is one of the top five pharmaceutical companies in Taiwan with annual domestic sales in excess of $100M in the healthcare sector. TBC engages in the research, development, manufacture, representation, and distribution of pharmaceutical drugs, medical devices, and active pharmaceutical ingredients. The company offers health care products, pharmaceutical drugs, antimicrobial agents, anti-diabetic agents, amino acids agents, external agents, syrups, ophthalmic agents, antibiotics, neuromuscular disorder drugs, and injections, as well as vitamin preparations. TBC currently has relationships with Teva (as a result of its acquisition of Cephalon), Taisho Pharmaceutical, Towa Pharmaceutical, PolyPeptide Laboratories, Sunward Pharmaceutical, and Besins Healthcare Ltd.

Global BioPharma, Inc. (GBP) is formed with a group of seasoned managers with extensive experiences in research, clinical trials, CMC, manufacturing, and business development with the financial supports of VCs and individuals led by TBC. GBP is dedicated to the development, manufacturing, and commercialization of ADXS-HPV for the treatment of HPV-associated diseases.

About Advaxis, Inc.

Advaxis is a clinical-stage biotechnology company developing the next generation of cancer immunotherapies. Advaxis immunotherapies are based on a novel platform technology using live, attenuated bacteria that are bio-engineered to secrete an antigen/adjuvant fusion protein(s) that is designed to redirect the powerful immune response all human beings have to the bacterium to the cancer itself.

ADXS-HPV is currently being evaluated in Phase 1 and 2 clinical trials for HPV-associated cancers: recurrent cervical cancer (completed Phase 2 study conducted in India), locally advanced cervical cancer (GOG/NCI U.S. study, Clinical Trials.gov Identifier NCT01266460), head & neck cancer (CRUK study, Clinical Trials.gov Identifier NCT01598792, Mt. Sinai study, Clinical Trials.gov Identifier NCT02002182), and anal cancer (BrUOG U.S. study, Clinical Trials.gov Identifier NCT01671488). Advaxis has over 15 distinct immunotherapies in various stages of development, developed directly by Advaxis and through strategic collaborations with recognized centers of excellence such as: the University of Pennsylvania, the Georgia Regents University Cancer Center, Icahn School of Medicine at Mount Sinai, and others.

For more information please visit: www.advaxis.com

Forward-Looking Statements

This news release contains forward-looking statements, including, but not limited to: statements regarding Advaxis’ ability to develop the next generation of cancer immunotherapies; the safety and efficacy of Advaxis’ proprietary immunotherapy, ADXS-HPV; whether Advaxis immunotherapies can redirect the powerful immune response all human beings have to the bacterium to cancers; the terms and conditions of the license agreement with GBP, whether an event-based financial milestones under the agreement will be achieved and associated payments made, whether annual development fees will be paid, whether any product will be successfully developed and commercialized, whether any annual net sales royalty payments will be made, whether GBP will exercise its option to purchase additional shares of Advaxis common stock; whether GBP will successfully undertake all clinical development and commercialization in the GBP territory, whether GBP will identify and pay the clinical trial costs for up to 150 cervical cancer patients for enrollment in Advaxis’ U.S. registrational program for cervical cancer establish manufacturing capabilities to serve as a possible secondary manufacturing source for Advaxis in the future. These forward-looking statements are subject to a number of risks, including the risk factors set forth from time to time in Advaxis' SEC filings, including but not limited to its report on Form 10-K for the fiscal year ended October 31, 2012, which is available at http://www.sec.gov. Advaxis undertakes no obligation to publicly release the result of any revision to these forward-looking statements which may be made to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law. You are cautioned not to place undue reliance on any forward-looking statements.

Contact Information:

Lisa Caperelli

Senior Director of Investor Relations and Corporate Communications

Advaxis, Inc.

caperelli@advaxis.com

215.206.1822

SOURCE: Advaxis, Inc.

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